Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831
Telephone:	203 622 3131
203 622 6080

unitedrentals.com
United Rentals Announces Second Quarter 2010 Results
Updates Full Year Financial Targets
GREENWICH, Conn. — July 20, 2010 - United Rentals, Inc. (NYSE: URI) today announced financial results for the second quarter 2010. Total revenue was $557 million and rental revenue was $450 million, compared with $615 million and $454 million, respectively, for the same period last year. Operating income was $59 million, compared with $5 million for the same period last year.
On a GAAP EPS basis, the company reported second quarter 2010 net income of $12 million, or $0.18 per diluted share, compared with a net loss of $17 million, or a loss of $0.28 per diluted share, for the same period in 2009. In the second quarter 2010, the company revised its estimate of full-year projected income (loss) and the resulting effective tax rate. As a result, the company’s net income for the quarter reflects an income tax benefit of $9 million. Adjusted EPS for the quarter, which excludes the impact of special items, was $0.25 per diluted share, compared with a loss of $0.24 per diluted share the prior year. Adjusted EBITDA margin, which also excludes the impact of special items, was 32.1% for the quarter, compared with 24.4% for the prior year.
Second Quarter 2010 Highlights
•	Time utilization increased 4.1 percentage points compared with last year to a second quarter record of 65.4%, reflecting an increase in demand and more effective management of a smaller fleet. Rental rates declined 2.0% compared with last year. Dollar utilization, which reflects the impact of time utilization and rental rates, increased 1.8 percentage points to 46.7%.
•	Free cash flow was $8 million, compared with $70 million last year. To meet increased demand, the company raised its outlook for net rental capital expenditures (defined as purchases of rental equipment less the proceeds from sales of rental equipment) to a range of $160 million to $180 million, from its previous estimate of $100 million to $120 million. The company also reaffirmed its outlook for full year free cash flow of a range of $200 million to $225 million.
•	SG&A expense decreased by $11 million, compared with last year. The company has reaffirmed its outlook for full year SG&A expense reduction within a range of $40 million to $50 million.
•	Cost of equipment rentals, excluding depreciation, decreased by $4 million compared with last year. The company has updated its outlook for full year expense reduction to a range of $30 million to $50 million, from its previous estimate of $70 million to $90 million.
•	The company sold $80 million of used fleet on an original equipment cost basis and generated a positive gross margin of 24.3%, compared with $271 million of used fleet sold at a negative gross margin of 9.5% for the same period last year.
CEO Comments
Michael Kneeland, chief executive officer of United Rentals, said, “This was a strong quarter with a number of positive trends in the underlying metrics. Our same-store rental revenues increased 2.7%, with year over year growth in six of our nine operating regions. We reported the highest time utilization of any second quarter in our company’s history. Rental rates, while down year over year, improved sequentially each month. We are also running the business much more efficiently and spending capex where it counts, purchasing fleet that we are confident will be in demand by our target accounts.”
Kneeland continued, “While we continue to expect a choppy recovery, we believe that we are seeing the early stages of a cyclical upturn on top of the normal seasonal benefit. As contractors take on work with limited access to capital, they are choosing to rent rather than buy equipment. We find it encouraging that demand is coming from more than one source as we move into a recovery. Our branches are meeting these opportunities head-on with a powerful strategy focused on larger construction and industrial accounts, pricing discipline and customer service excellence.”

Six Months 2010 Results
For the first half 2010, the company reported total revenue of $1,035 million and rental revenue of $830 million, compared with $1,209 million and $902 million, respectively, for the same period last year. Operating income was $57 million for the first half 2010, compared with $23 million for the same period last year.
On a GAAP basis, the company reported a net loss of $28 million, or $0.46 per diluted share, for the first half 2010, compared with a net loss of $36 million, or $0.60 per diluted share, for the same period in 2009. Adjusted EPS, which excludes the impact of special items, was a loss of $0.28 per diluted share, compared with a loss of $0.56 per diluted share the prior year. Adjusted EBITDA margin, which also excludes the impact of special items, was 28.4% for the first half 2010, compared with 24.4% in 2009.
Free Cash Flow and Fleet Size
For the first half 2010, free cash flow was $107 million, including the receipt of a previously announced $55 million federal tax refund, and after total rental and non-rental capital expenditures of $186 million. By comparison, free cash flow for the first half 2009 was $199 million after total rental and non-rental capital expenditures of $164 million.
The size of the rental fleet was $3.765 billion of original equipment cost at June 30, 2010, compared with $3.794 billion at June 30, 2009, and $3.763 billion at December 31, 2009. The age of the rental fleet was 45.0 months on a unit-weighted basis at June 30, 2010, compared with 42.4 months at December 31, 2009.
Return on Invested Capital (ROIC)
Return on invested capital was 2.0% for the 12 months ended June 30, 2010, a decrease of 3.0 percentage points from the same period last year. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by the averages of stockholders’ equity (deficit), debt and deferred taxes, net of average cash.
Conference Call
United Rentals will hold a conference call tomorrow, Wednesday, July 21, 2010, at 11:00 a.m. Eastern Time. The conference call will be available live by audio webcast at unitedrentals.com, where it will be archived, and by calling 800-862-9098.
Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. EBITDA represents the sum of net income (loss), benefit for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charge and stock compensation expense, net. Adjusted EPS represents EPS plus the sum of the restructuring charge, the gains/losses on the repurchase/redemption of debt securities and retirement of subordinated convertible debentures, and the asset impairment charge. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow to a GAAP financial measure is unavailable to the company without unreasonable effort.

About United Rentals
United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of 554 rental locations in 48 states and 10 Canadian provinces. The company’s approximately 7,400 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent approximately 3,000 classes of equipment with a total original cost of $3.8 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of strategy or outlook. You are cautioned that our business and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, our actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) on-going decreases in North American construction and industrial activities, which have significantly affected revenues and, because many of our costs are fixed, our profitability, and which may further reduce demand and prices for our products and services; (2) inability to benefit from government spending associated with stimulus-related construction projects; (3) our highly leveraged capital structure, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) noncompliance with financial or other covenants in our debt agreements, which could result in our lenders terminating our credit facilities and requiring us to repay outstanding borrowings; (5) inability to access the capital that our business may require; (6) increases in our maintenance and replacement costs as we age our fleet, and decreases in the residual value of our equipment; (7) inability to sell our new or used fleet in the amounts, or at the prices, we expect; (8) rates we can charge and time utilization we can achieve being less than anticipated; and (9) costs we incur being more than anticipated, and the inability to realize expected savings in the amounts or time frames planned. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2009, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.
# # #
Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues:
Equipment rentals	$450	$454	$830	$902
Sales of rental equipment	37	84	72	151
New equipment sales	21	20	40	43
Contractor supplies sales	26	33	49	65
Service and other revenues	23	24	44	48

Total revenues	557	615	1,035	1,209

Cost of revenues:
Cost of equipment rentals, excluding depreciation	217	221	431	454
Depreciation of rental equipment	95	110	191	216
Cost of rental equipment sales	28	92	52	151
Cost of new equipment sales	18	17	34	37
Cost of contractor supplies sales	19	25	35	48
Cost of service and other revenues	9	9	18	18

Total cost of revenues	386	474	761	924

Gross profit	171	141	274	285

Selling, general and administrative expenses	90	101	176	209
Restructuring charge	6	20	12	24
Non-rental depreciation and amortization	16	15	29	29

Operating income	59	5	57	23

Interest expense, net	54	42	115	92
Interest expense — subordinated convertible debentures, net	2	(10)	4	(8)
Other (income) expense, net	—	2	(1)	1

Income (loss) before benefit for income taxes	3	(29)	(61)	(62)

Benefit for income taxes	(9)	(12)	(33)	(26)

Net income (loss)	$12	$(17)	$(28)	$(36)

Diluted earnings (loss) per share	$0.18	$(0.28)	$(0.46)	$(0.60)

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30,	December 31,
	2010	2009
ASSETS
Cash and cash equivalents	$30	$169
Accounts receivable, net	344	337
Inventory	60	44
Prepaid expenses and other assets	40	89
Deferred taxes	57	66

Total current assets	531	705

Rental equipment, net	2,334	2,414
Property and equipment, net	417	434
Goodwill and other intangible assets, net	227	231
Other long-term assets	65	75

Total assets	$3,574	$3,859

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current maturities of long-term debt	$124	$125
Accounts payable	188	128
Accrued expenses and other liabilities	195	208

Total current liabilities	507	461

Long-term debt	2,587	2,826
Subordinated convertible debentures	124	124
Deferred taxes	369	424
Other long-term liabilities	37	43

Total liabilities	3,624	3,878

Common stock	1	1
Additional paid-in capital	489	487
Accumulated deficit	(602)	(574)
Accumulated other comprehensive income	62	67

Total stockholders’ deficit	(50)	(19)

Total liabilities and stockholders’ deficit	$3,574	$3,859

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Cash Flows From Operating Activities:
Net income (loss)	$12	$(17)	$(28)	$(36)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	111	125	220	245
Amortization of deferred financing costs and original issue discounts	5	4	11	8
(Gain) loss on sales of rental equipment	(9)	8	(20)	—
Loss (gain) on sales of non-rental equipment	—	2	(1)	1
Stock compensation expense, net	3	2	4	4
Restructuring charge	6	20	12	24
(Gain) loss on repurchase/redemption of debt securities	(1)	(13)	3	(17)
Gain on retirement of subordinated convertible debentures	—	(13)	—	(13)
Decrease in deferred taxes	(23)	(4)	(47)	(7)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(24)	(10)	(7)	83
(Increase) decrease in inventory	(14)	4	(16)	4
Decrease in prepaid expenses and other assets	18	2	55	9
Increase (decrease) in accounts payable	51	(11)	61	(14)
Decrease in accrued expenses and other liabilities	(34)	(18)	(28)	(86)

Net cash provided by operating activities	101	81	219	205

Cash Flows From Investing Activities:
Purchases of rental equipment	(125)	(86)	(174)	(138)
Purchases of non-rental equipment	(7)	(14)	(12)	(26)
Proceeds from sales of rental equipment	37	84	72	151
Proceeds from sales of non-rental equipment	2	5	3	8
Purchases of other companies	—	1	—	(1)

Net cash used in investing activities	(93)	(10)	(111)	(6)

Cash Flows From Financing Activities:
Proceeds from debt	445	1,200	1,090	1,520
Payments of debt	(435)	(1,235)	(1,332)	(1,661)
Payments of financing costs	—	(14)	—	(14)
Shares repurchased and retired	—	—	(1)	—
Excess tax benefits from share-based payment arrangements, net	—	—	(1)	(1)

Net cash provided by (used in) financing activities	10	(49)	(244)	(156)

Effect of foreign exchange rates	(8)	7	(3)	5

Net increase (decrease) in cash and cash equivalents	10	29	(139)	48
Cash and cash equivalents at beginning of period	20	96	169	77

Cash and cash equivalents at end of period	$30	$125	$30	$125

Supplemental disclosure of cash flow information:
Cash (paid) received for income taxes, net	$(3)	$6	$50	$4

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2010	2009	Change		2010	2009	Change

General Rentals
Reportable segment revenue	$515	$576	(10.6%)		$958	$1,134	(15.5%)
Reportable segment operating income	56	18	211.1%		57	38	50.0%
Reportable segment operating margin	10.9%	3.1%	7.8	pts	5.9%	3.4%	2.5	pts

Trench Safety, Power & HVAC *
Reportable segment revenue	$42	$39	7.7%		$77	$75	2.7%
Reportable segment operating income	9	7	28.6%		12	9	33.3%
Reportable segment operating margin	21.4%	17.9%	3.5	pts	15.6%	12.0%	3.6	pts

Total United Rentals
Total revenue	$557	$615	(9.4%)		$1,035	$1,209	(14.4%)
Total operating income (1)	65	25	160.0%		69	47	46.8%
Total operating margin (1)	11.7%	4.1%	7.6	pts	6.7%	3.9%	2.8	pts

(1)	Excludes unallocated restructuring charge.

*	Effective April 1, 2010, the company’s reportable segment for specialty operations was renamed Trench Safety, Power & HVAC to better reflect its fleet and service components. Trench Safety, Power & HVAC includes the rental of equipment for underground construction, temporary power, climate control and disaster recovery, and related services such as training. The segment was previously reported as Trench Safety, Pump and Power.
DILUTED EARNINGS (LOSS) PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net income (loss)	$12	$(17)	$(28)	$(36)
Convertible debt interest-1 7/8 % notes	—	—	—	—

Net income (loss) available to common stockholders	$12	$(17)	$(28)	$(36)

Weighted-average common shares	60.5	60.1	60.4	60.1
Employee stock options and warrants	0.3	—	—	—
Convertible subordinated notes - 1 7/8%	5.3	—	—	—
Convertible subordinated notes - 4%	1.0	—	—	—
Restricted stock units	0.6	—	—	—

Weighted average diluted shares	67.7	60.1	60.4	60.1

Diluted earnings (loss) per share	$0.18	$(0.28)	$(0.46)	$(0.60)

UNITED RENTALS, INC.
ADJUSTED EARNINGS (LOSS) PER SHARE GAAP RECONCILIATION
We define “Earnings (loss) per share — adjusted” as the sum of (i) earnings (loss) per share - GAAP, as reported, plus the after-tax impacts of (ii) restructuring charge, (iii) (gain) loss on repurchases/redemptions of debt securities and retirement of subordinated convertible debentures and (iv) asset impairment charge. Management believes adjusted earnings (loss) per share provides useful information concerning future profitability. However, adjusted earnings (loss) per share is not a measure of financial performance under GAAP. Accordingly, adjusted earnings (loss) per share should not be considered an alternative to GAAP earnings (loss) per share. The table below provides a reconciliation between earnings (loss) per share — GAAP, as reported, and earnings (loss) per share — adjusted.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Earnings (loss) per share — GAAP, as reported	$0.18	$(0.28)	$(0.46)	$(0.60)

After-tax impact of:

Restructuring charge (1)	0.06	0.22	0.13	0.25

(Gain) loss on repurchases/redemptions of debt securities and retirement of subordinated convertible debentures	(0.01)	(0.27)	0.03	(0.31)

Asset impairment charge (2)	0.02	0.09	0.02	0.10

Earnings (loss) per share — adjusted	$0.25	$(0.24)	$(0.28)	$(0.56)

(1)	Relates to branch closure charges and severance costs.

(2)	Includes the impact of impairing certain rental equipment and leasehold improvements.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION
(In millions)
EBITDA represents the sum of net income (loss), benefit for income taxes, interest expense, net, interest expense-subordinated convertible debentures, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the restructuring charge and stock compensation expense, net. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income (loss) or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income (loss) and EBITDA and adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net income (loss)	$12	$(17)	$(28)	$(36)
Benefit for income taxes	(9)	(12)	(33)	(26)
Interest expense, net	54	42	115	92
Interest expense — subordinated convertible debentures, net	2	(10)	4	(8)
Depreciation of rental equipment	95	110	191	216
Non-rental depreciation and amortization	16	15	29	29

EBITDA (A)	170	128	278	267
Restructuring charge (1)	6	20	12	24
Stock compensation expense, net (2)	3	2	4	4

Adjusted EBITDA (B)	$179	$150	$294	$295

(A)	Our EBITDA margin was 30.5% and 20.8% for the three months ended June 30, 2010 and 2009, respectively, and 26.9% and 22.1% for the six months ended June 30, 2010 and 2009, respectively.

(B)	Our adjusted EBITDA margin was 32.1% and 24.4% for the three months ended June 30, 2010 and 2009, respectively, and 28.4% and 24.4% for the six months ended June 30, 2010 and 2009, respectively.

(1)	Relates to branch closure charges and severance costs.

(2)	Represents non-cash, share-based payments associated with the granting of equity instruments.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)
We define free cash flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and excess tax benefits from share-based payment arrangements, net. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income (loss) or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Net cash provided by operating activities	$101	$81	$219	$205
Purchases of rental equipment	(125)	(86)	(174)	(138)
Purchases of non-rental equipment	(7)	(14)	(12)	(26)
Proceeds from sales of rental equipment	37	84	72	151
Proceeds from sales of non-rental equipment	2	5	3	8
Excess tax benefits from share-based payment arrangements, net	—	—	(1)	(1)

Free cash flow	$8	$70	$107	$199